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                                 CASH OFFER FOR

                         ALL OUTSTANDING COMMON SHARES

                                       OF

                               BAAN COMPANY N.V.

                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED JUNE 14, 2000

                                       AT

                              E2.85 NET PER SHARE

                                       BY

                           INVENSYS HOLDINGS LIMITED
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  INVENSYS PLC

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:00 P.M. AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON THURSDAY, JULY 13, 2000,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 14, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Invensys Holdings Limited, a private limited company organized under the laws of England and Wales ("Offeror") and an indirect wholly owned subsidiary of Invensys plc, a public limited liability company organized under the laws of England and Wales ("Parent"), is offering to acquire all outstanding common shares, par value NLG 0.06 per share ("Shares"), of Baan Company N.V., a corporation incorporated under the laws of The Netherlands ("Baan" or the "Company"), not already owned by Offeror or its affiliates for E2.85, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 14, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (as any of the foregoing may be amended or supplemented from time to time, constitute the "Offer") enclosed herewith. Holders of U.S. Registered Shares (as defined in the Offer to Purchase) whose certificates for such U.S. Registered Shares ("Share Certificates") are not immediately available, who cannot deliver their Share Certificates and all other required documents to the U.S. Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, must tender their U.S. Registered Shares according to the guaranteed delivery procedure described under "Guaranteed Delivery" in Section 3 of the Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold U.S. Registered Shares registered in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase.

          2. The Letter of Transmittal to tender U.S. Registered Shares for your use and for the information of your clients.
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          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available, if such certificates and all other required documents cannot be delivered to Morgan Guaranty Trust Company of New York (the "U.S. Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to Baan shareholders from the President and Chief Executive Officer of Baan, accompanied by Baan's
     Solicitation/Recommendation Statement on Schedule 14D-9, which includes the recommendation of the Baan Board of Management and the Baan Supervisory Board that shareholders accept the Offer and tender their Shares to Offeror pursuant to the Offer.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold U.S. Registered Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to Morgan Guaranty Trust Company of New York, the U.S. Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 P.M., AMSTERDAM TIME (9:00 A.M., NEW YORK CITY TIME), ON THURSDAY, JULY 13, 2000, UNLESS THE OFFER IS EXTENDED.

     HOLDERS OF U.S. REGISTERED SHARES WILL RECEIVE ALL CASH PAYMENTS PURSUANT TO THE OFFER IN U.S. DOLLARS UNLESS THE HOLDER ELECTS TO RECEIVE SUCH PAYMENTS IN EUROS. See Instruction 8 of the Letter of Transmittal. Shareholders who tender Shares by book-entry transfer and wish to receive cash payments pursuant to the Offer in euros instead of U.S. dollars must submit with their Letter of Transmittal a copy of the Agent's Message (as defined in the Offer to Purchase) used to tender such U.S. Registered Shares. Holders of U.S. Registered Shares who elect to receive cash payments pursuant to the Offer in euros and who do not tender such Shares by book-entry transfer must provide the U.S. Depositary with wire instructions for an account in The Netherlands to which such payment may be made and have their signature on the Letter of Transmittal guaranteed by an Eligible Institution (as defined in Instruction 1 of the Letter of Transmittal). See Instructions 1 and 8 of the Letter of Transmittal.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn pursuant to the Offer that number of Shares that would, when added to any Shares previously acquired by Parent or Offeror, represent at least 95% of the outstanding Shares of Baan as of the Expiration Date. The Offer is also subject to other terms and conditions which shareholders should carefully consider. See Section 14 in the Offer to Purchase.

     Each of the Baan Board of Management and the Baan Supervisory Board has unanimously approved the Offer and determined that the terms of the Offer are in the best interests of the Company and its shareholders and recommends that shareholders of the Company accept the Offer and tender their Shares in the Offer. See "Introduction" in the Offer to Purchase.

     The Offer is being made pursuant to the offer agreement, dated as of May 31, 2000 between Parent, on behalf of itself and two subsidiaries (then intended to be formed) and the Company (the "Offer Agreement"). Subsequent to entering into the Offer Agreement, Parent on behalf of the contemplated subsidiaries, assigned the rights and obligations of those subsidiaries under the Offer Agreement to Offeror.

     Any shareholders who do not tender their Shares will remain shareholders of Baan following consummation of the Offer until such time as Offeror acquires at least 95% of the issued Shares and the Enterprise Division of the Court of Appeals in Amsterdam subsequently approves a statutory buy out procedure (the "Statutory Buy Out Procedure") of the remaining minority Shares pursuant to the Dutch Civil Code or until they otherwise dispose of their Shares. Those shareholders who do not tender their Shares pursuant to the Offer are not entitled to receive payment for their Shares from Offeror subsequent to the consummation of the

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Offer unless Offeror effects such Statutory Buy Out Procedure or otherwise agrees to acquire such holder's Shares in accordance with applicable law. See
Section 12 in the Offer to Purchase.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of U.S. Registered Shares, and other required documents should be sent to the U.S. Depositary, and (ii) Share Certificates representing the tendered U.S. Registered Shares should be delivered to the U.S. Depositary, or such U.S. Registered Shares should be tendered by book-entry transfer into the U.S. Depositary's account maintained at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender must be effected by following the guaranteed delivery procedures specified under "Guaranteed Delivery" in Section 3 of the Offer to Purchase.

     Except as set forth in the Offer to Purchase, neither Offeror nor Parent will pay any fees or commissions to any broker or dealer or any other person to make solicitations or recommendations in connection with the Offer. Offeror will, however, upon request, reimburse you for reasonable and necessary expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc. (the "Information Agent"), at the address and telephone numbers set forth on the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          INVENSYS HOLDINGS LIMITED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, BAAN, THE U.S. DEPOSITARY, THE DUTCH DEPOSITARY (AS DEFINED IN THE OFFER TO PURCHASE) OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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